Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”) dated as of October 7, 2025, between MannKind Corporation, a Delaware corporation (“Parent”), and Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company, as Rights Agent.

INTRODUCTION

WHEREAS, Parent, Seacoast Merger Sub, Inc., a Delaware corporation (“Purchaser”), and scPharmaceuticals Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of August 24, 2025 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which (a) Purchaser has made a tender offer (as it may be amended, modified or extended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of the Company (such shares, collectively, the “Company Shares”) and (b) following the acceptance for payment of Company Shares pursuant to the Offer, Purchaser will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger as a direct wholly owned subsidiary of Parent;

WHEREAS, pursuant to the terms of the Merger Agreement, as a result of the consummation of the Offer or the Merger, as the case may be, the holders of Company Shares as of immediately prior to the Effective Time and holders of In the Money Options and Company RSU Awards (each as defined below) as of immediately prior to the Effective Time will become entitled to receive two contingent cash payments, as hereinafter described upon the achievement of the applicable milestones, as hereinafter described; and

WHEREAS, pursuant to this Agreement, the maximum potential amount payable per CVR (as defined below) is one dollar ($1.00) in cash, without interest.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as defined below), as follows:

ARTICLE 1

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms will have the following meanings:

“Accounting Standards” means, with respect to a Person, (a) United States Generally Accepted Accounting Principles or (b) International Financial Reporting Standards as issued by the International Accounting Standards Board, as consistently applied by such Person.

“Acting Holders” means, at the time of determination, Holders of not less than a majority of the outstanding CVRs as set forth in the CVR Register.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person, whether through the ownership of securities, partnership or other ownership interests, by contract or otherwise.

“Assignee” has the meaning set forth in Section 6.3.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by applicable Law to be closed in the State of New York (including New York Stock Exchange holidays).

“Change of Control Transaction” shall mean (a) any transaction or series of related transactions (including a tender offer, merger, consolidation or other business combination) the result of which is that holders of outstanding voting capital stock of Parent immediately prior to such transaction or series of related transactions hold, directly or indirectly, capital stock of the surviving person in such transaction or series of related transactions (or any ultimate parent thereof) representing less than 50% of the voting power of all outstanding capital stock of such surviving Person (or such ultimate parent) immediately after such transaction or series of related transactions or (b) the sale, lease, transfer or other disposition of all or substantially all of Parent’s assets, other than to any subsidiary or subsidiaries of Parent.

“Code” shall have the meaning assigned to such term in the Merger Agreement.

“Commercially Reasonable Efforts” means the level of efforts that is consistent with the level of efforts at least commensurate with the level of efforts that Parent typically devotes in the performance of a corresponding activity for its own internally developed or in-licensed products which are at a similar stage in development and have a similar market potential as the applicable Product (“Relevant Product”), taking into account all scientific, commercial and other relevant factors that Parent would typically take into account with any Relevant Product, including patent coverage, expiration and term extension, regulatory and other exclusivity, manufacturing and supply chain, product profile, safety and efficacy, actual and anticipated product labeling, the competitiveness of alternative products in the marketplace or under development, actual and anticipated market conditions, geographic market, the regulatory structure involved and the cost and likelihood of obtaining Regulatory Approval, the legal and regulatory environment, pricing and the availability of coverage and reimbursement and the expected profitability of the applicable product, including actual and expected development costs and timelines, cost of goods and all other costs associated with the applicable product and timelines associated with commercial entry; provided that, notwithstanding the foregoing, such level of efforts and resources shall be determined without taking into account the Milestone Payment payable in accordance with, and subject to, the terms hereof. It is understood that product potential (which includes the foregoing factors) may change from time to time based upon changing scientific, legal and regulatory, business and marketing and/or return on investment considerations.

“Company Intellectual Property Rights” shall have the meaning assigned to such term in the Merger Agreement.

“Company Option” shall have the meaning assigned to such term in the Merger Agreement.

“Company RSU Awards” shall have the meaning assigned to such term in the Merger Agreement.

“Company Stock Awards” shall have the meaning assigned to such term in the Merger Agreement.

“CVRs” means the rights of Holders to receive contingent cash payments with respect to Milestone 1 and Milestone 2 pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“DTC” means The Depository Trust Company or any successor thereto.

“Effective Time” shall have the meaning assigned to such term in the Merger Agreement.

“Entity” means any corporation (including any non-profit corporation), general partnership,

limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Equity Award Holder” means the Holders of CVRs granted with respect to In the Money Options and Company RSU Awards.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“Governmental Authority” means (a) any government, (b) any governmental, quasi- governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign. For the avoidance of doubt, Governmental Authority includes the FDA and any other domestic or foreign entity that regulates or has jurisdiction over the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Product.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“IND” means an investigational new drug application submitted to the FDA pursuant to 21 C.F.R. §312 before commencement of clinical trials of a pharmaceutical product in the United States.

“Incidental Contracts” shall have the meaning assigned to such term in the Merger Agreement.

“Injection Product” means the drug-device combination product comprising 80 mg/1mL FUROSCIX® (furosemide injection) as described in IND158047, also known as SCP-111, delivered either in an autoinjector or the West Pharmaceuticals-developed Self-Dose injection delivery system.

“In the Money Options” means each Company Option that is not an Out of the Money Option.

“Law” shall have the meaning assigned to such term in the Merger Agreement.

“Milestone 1” means the first achievement by a Selling Entity of Regulatory Approval of an Injection Product.

“Milestone 2” means, in any trailing consecutive twelve (12)-month period ending prior to and including December 31, 2026, the achievement of at least $110,000,000 of worldwide Net Sales of all Products in such twelve (12)-month period.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Notice Date” has the meaning set forth in Section 2.4(a).

“Milestone Outside Date” means (a) with respect to Milestone 1, June 30, 2027; and (b) with respect to Milestone 2, December 31, 2026.

“Milestone Payment” means:

(a) with respect to Milestone 1, (i) $0.75 without interest, if Milestone 1 is achieved by September 30, 2026, (ii) $0.50 without interest, if Milestone 1 is achieved by December 31, 2026, and (iii) $0.25 without interest, if Milestone 1 is achieved by June 30, 2027; and

(b) with respect to Milestone 2, (i) an amount equal to $0.25 without interest per CVR upon the achievement of $120,000,000 of worldwide Net Sales in any trailing twelve (12)-month period prior to December 31, 2026, and (ii) if, as of December 31, 2026, the highest worldwide Net Sales in any trailing 12-month period were between $110,000,000 and $120,000,000, a payment per CVR calculated on a straight-line basis between $0.10 and $0.25, such that the payment per CVR increases proportionally as worldwide Net Sales increase from $110,000,000 to $120,000,000. For the avoidance of doubt, no payment shall be made if the highest worldwide Net Sales in any trailing 12-month period are less than $110,000,000.

“Milestone Payment Amount” means, for a given Holder and achievement of a given Milestone (if at all), a one-time payment equal to the product of (a) the applicable Milestone Payment for such Milestone and (b) the number of CVRs with respect to such Milestone held by such Holder as reflected on the CVR Register as of 5:00 p.m., Eastern time, on the applicable Milestone Notice Date for such Milestone.

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“Milestones” means Milestone 1 and Milestone 2.

“NDA” means a new drug application submitted to the FDA under 21 U.S.C. 335(b) for approval to market and commercialize a drug product in the United States.

“Net Sales” means the net sales recorded by any Selling Entity for the sale or disposition of Products in the United States to third parties in bona fide arm’s length transactions, as determined in accordance with Accounting Standards and as reported in such Selling Entity’s audited financial statements. The recorded net sales shall be equal to gross sales minus appropriate deductions, each to the extent actually incurred, allowed, taken or paid and not otherwise recovered, which shall be booked by such Selling Entity in accordance with Accounting Standards, such as:

(a) trade, quantity and cash discounts;

(b) rebates, chargebacks, reimbursements, fees or similar payments to wholesalers and other distributors, pharmacies and other retailers, buying groups (including group purchasing organizations), health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, Governmental Authorities, or other institutions or health care organizations, including Medicare, Medicaid, managed healthcare and similar types of rebates;

(c) amounts repaid or credited by reasons of defects, rejections, recalls or returns of Product;

(d) amounts provided or credited to customers through coupons and other discount programs;

(e) costs of freight, insurance, import/export, and other transportation charges directly related to the distribution of Product, to the extent included in gross sales;

(f) that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) and reasonably allocable to sales of the Product;

(g) bad debts and uncollectable invoiced amounts, provided that any such amounts subsequently collected will be included in Net Sales;

(h) taxes, duties or other governmental charges (including any tax such as a value added or similar tax or government charge other than an income tax, for the avoidance of doubt net of reimbursement of any value-added taxes actually received) levied on or measured by the billing amount for Product, as adjusted for rebates and refunds;

(i) delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates; and

(j) any other customary deductions that are consistent with Accounting Standards, but which may not be duplicative of the deductions specified in (a) – (f) above.

In no event will any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of reductions). Sales of Product between any Selling Entity for resale shall be excluded from the computation of Net Sales, but the subsequent resale by a Selling Entity of such Product to a third party for end use or consumption shall be included within the computation of Net Sales.

Notwithstanding anything to the contrary herein, disposal or use of Product for, marketing, regulatory or development purposes, such as clinical trials, compassionate use or indigent patient programs, without direct or indirect consideration, shall not be deemed a sale for purposes of this Net Sales definition.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Out of the Money Options” shall have the meaning assigned to such term in the Merger Agreement.

“Permitted Transfer” means a transfer of one or more CVRs (a) upon death of a Holder by will or intestacy, (b) by instrument to an inter vivos or testamentary trust in which the CVRs are passed to beneficiaries of the Holder upon the death of the Holder, (c) pursuant to a court order (including in connection with bankruptcy or liquidation), (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC, (f) if the Holder is a partnership or limited liability company, a distribution by such Holder to its partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act of 1933 or the Securities Exchange Act of 1934 or any securities or “blue sky” laws of any state or other jurisdiction), or (g) as provided in Section 2.6.

“Person” means any individual, Entity or Governmental Authority.

“Product” means (a) an Injection Product or (b) FUROSCIX® Infusor (furosemide injection) as described in NDA 209988.

“Product Transfer” means any sale, assignment, transfer or exclusive license of all or substantially all of the rights to research, develop, apply for Regulatory Approval for, manufacture, commercialize and otherwise exploit the Products worldwide to a third party. For clarity, any Change of Control Transaction, any transactions with any third party service provider (e.g., contract manufacturers) or any Incidental Contracts shall not constitute a Product Transfer.

“Regulatory Approval” means, with respect to a biopharmaceutical product, such approvals (including NDAs or any supplements thereto), licenses, registrations, or authorizations of the FDA necessary to manufacture, use, store, import, transport, commercially distribute, sell, and market such product in the United States.

“Representative” shall have the meaning assigned to such term in the Merger Agreement.

“Rights Agent” means the Rights Agent named in the preamble to this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Selling Entity” means (a) Parent, (b) any Assignee, (c) any Affiliate of Parent or any Assignee or (d) any (sub)licensee of any of the foregoing in (a) through (c) of the rights under the Company Intellectual Property Rights owned or controlled by Company or any of its Subsidiaries as of the Effective Time and that has the right to (i) develop and apply for Regulatory Approval for an Injection Product or (ii) commercialize a Product. “Selling Entity” excludes any (sub)contractors or distributors of any of the foregoing in (a) through (c).

“Subsidiary” means, with respect to any Person (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Surviving Corporation” shall have the meaning assigned to such term in the Merger Agreement.

“Tax” shall have the meaning assigned to such term in the Merger Agreement.

“Tax Return” shall have the meaning assigned to such term in the Merger Agreement.

“Taxing Authority” shall have the meaning assigned to such term in the Merger Agreement.

“Transactions” shall have the meaning assigned to such term in the Merger Agreement.

Section 1.2 Rules of Construction.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable, and all references herein to “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(d) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) The term “or” is not exclusive.

(g) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(h) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(i) References to “$” and “dollars” are to the currency of the United States of America.

(j) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” under this Agreement.

(k) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(l) Except as otherwise specified, (i) references to any statute or Law shall be deemed to refer to such statute or Law as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person, and (iii) references from or through any date mean from and including or through and including, respectively.

(m) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(n) Where used with respect to information, the phrases “provided,” “delivered” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives including, in the case of “made available” to Parent or its Affiliates or its Representatives, material that has been posted in the “data room” (virtual or otherwise) established by the Company at least one day prior to the date hereof.

(o) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs; Authority; Appointment of Rights Agent. The CVRs represent the rights of their respective Holders (which rights were granted to the initial Holders pursuant to the Merger Agreement) to receive certain contingent cash payments pursuant to this Agreement. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Rights Agent, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. Neither the execution and delivery of this Agreement nor the performance by Parent of its obligations hereunder or the consummation of the transactions contemplated hereby will (i) conflict with, or result in any violation of any provision of the certificate of incorporation, bylaws and other similar organizational documents of Parent, or (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets which violation, in the case of clause (ii), individually or in the aggregate, would reasonably be expected to be material to Parent. Except as required in connection with the consummation of the Offer and the Merger, no consent, approval, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby. Parent hereby appoints Broadridge Corporate Issuer Solutions, LLC as the Rights Agent to act as rights agent for Parent in accordance with the instructions hereinafter set forth in this Agreement, and Broadridge Corporate Issuer Solutions, LLC hereby accepts such appointment.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be null and void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs, and (ii) registering CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all the Company Shares held by DTC on behalf of the street holders of the Company Shares as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.2. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of Company Shares by sending one lump sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. The Rights Agent hereby acknowledges the restrictions on transfer contained in Section 2.2 and agrees not to register a transfer which does not comply with Section 2.2.

(c) Subject to the restrictions on transferability set forth in Section 2.2 and subject to the Rights Agent’s bona fide procedures to validate the identity of a Holder, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in a form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the proposed transfer. Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the proposed transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register and notify Parent of the same. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent will have no duty or obligation to take any action under any Section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement, and any transfer not duly registered in the CVR Register will be void and invalid. All costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer tax) will be the responsibility of the transferor or assignor, as applicable.

(d) A Holder (or an authorized representative thereof) may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder (or an authorized representative thereof). Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures.

(a) If a Milestone is achieved on or prior to the applicable Milestone Outside Date, then (i) as soon as reasonably practicable following the achievement of the applicable Milestone (and in any event no later than thirty (30) days) after the date on which the applicable Milestone is achieved, Parent shall deliver (or cause to be delivered) to the Rights Agent a written notice (each, a “Milestone Notice” and each date on which such Milestone Notice is delivered to the Rights Agent, a “Milestone Notice Date”) indicating which Milestone has been achieved (or indicating that both Milestones were achieved) and (ii) no later than ten (10) Business Days after the applicable Milestone Notice Date (the “Milestone Payment Date”), Parent shall deliver to the Rights Agent cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, equal to the aggregate amount necessary to pay the applicable Milestone Payment Amount to all Holders other than Equity Award Holders with respect to which the applicable Milestone Payment Amount is subject to deduction for any required withholding Tax (“Employee Equity Award Holders”) (with respect to which any such amounts payable shall be retained by Parent for payment pursuant to Section 2.4(b) of this Agreement and Section 3.5 of the Merger Agreement). The Milestone Payment Amount with respect to Milestone 1 shall only be paid in respect of Milestone 1, if at all, one time under this Agreement, and the Milestone Payment Amount with respect to Milestone 2 shall only be paid in respect of Milestone 2, if at all, one time under this Agreement.

(b) The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of a Milestone Notice, send each Holder (other than Employee Equity Award Holders) at its registered address a copy of the applicable Milestone Notice and pay, subject to deduction for any required withholding Tax pursuant to Section 3.7 of the Merger Agreement, the applicable Milestone Payment Amount to each such Holder by check mailed to the address of each such Holder as reflected in the CVR Register as of 5:00 p.m., Eastern time, on the date of the applicable Milestone Notice. Parent (i) shall promptly, and in any event within ten (10) Business Days after delivery to the Rights Agent of the applicable Milestone Notice, send each Employee Equity Award Holder at such Employee Equity Award Holder’s registered address a copy of such Milestone Notice and (ii) with respect to any portion of the applicable Milestone Payment that is payable to each such Employee Equity Award Holder, shall, as soon as reasonably practicable following the applicable Milestone Payment Date (but in any event no later than the next regularly scheduled payroll date that is at least five (5) Business Days following such Milestone Payment Date, and in all events no later than the date that is seventy-five (75) days following the date on which the applicable Milestone is achieved), pay, or shall cause the Surviving Corporation or an Affiliate thereof to pay through Parent’s, the Company’s or such Affiliate’s payroll system or accounts payable systems, as applicable (and subject to deduction for any required withholding Tax pursuant to Section 3.7 of the Merger Agreement), the applicable Milestone Payment Amount payable to each such Employee Equity Award Holder in accordance with Section 3.6 of the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, it is the intent of the parties that the Milestones shall be deemed a conditional payment that constitutes a substantial risk of forfeiture within the meaning of Section 409A of the Code and that any Milestone Payment Amounts with respect to Company Stock Awards be exempt from Section 409A of the Code. For purposes of Section 409A of the Code, each payment in respect of a Company Stock Award under Section 3.6 of the Merger Agreement or this Agreement shall be treated as a separate payment.

(c) Unless otherwise required as a result of a change of law, and except to the extent any portion of the Milestone Payment is required to be treated as imputed interest pursuant to applicable Tax Law, the parties hereto agree to treat the CVRs for all U.S. federal and applicable state and local income Tax purposes as additional consideration paid at the Effective Time for the Company Shares (or, to the extent the CVRs are received with respect to In the Money Options or Company RSU Awards, as wages or other compensation for services in the year in which the applicable Milestone Payment Amount is made) pursuant to the Offer or the Merger Agreement, as the case may be, and none of the parties hereto shall take any position to the contrary on any Tax Return or for other U.S. federal and applicable state and local income Tax purposes except as required by applicable Tax Law. Parent and the Company may report imputed interest on the CVRs (other than CVRs in respect of In the Money Options or Company RSU Awards) as required by applicable Tax Law.

(d) Parent, its applicable Affiliates (including the Surviving Corporation) or any other applicable withholding agent shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Tax Law, as may reasonably be determined by Parent or the Rights Agent. With respect to any amounts payable to Employee Equity Award Holders, any such Tax withholdings may be made, or caused to be made, by Parent through Parent’s, the Surviving Corporation’s or its applicable Affiliate’s payroll system. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder (other than an Employee Equity Award Holder), Parent shall instruct the Rights Agent to solicit IRS Forms W-9 or W-8, as applicable, or any other appropriate forms or information, from such Holders within a reasonable amount of time in order to provide a reasonable opportunity for such Holder to avoid or reduce such withholding, and the Milestone Payment Amount may be reasonably delayed in order to gather such necessary Tax forms. Parent, its Subsidiaries (including the Surviving Corporation) and the Rights Agent may assume all such forms in their possession or provided by any such Holder are valid under applicable Tax Law until subsequently notified by such Holder. Parent or its applicable Subsidiary (including the Surviving Corporation) shall, or shall cause the Rights Agent to, take all action that may be necessary to ensure that any amounts deducted or withheld in respect of Taxes are promptly and properly remitted to the appropriate Taxing Authority. To the extent any amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and as required by applicable Tax Law. Parent shall direct and instruct the Rights Agent regarding the Tax information reporting with respect to any Milestone Payment Amount under applicable Tax Law, and the Rights Agent will comply with any Tax reporting obligations in accordance with applicable Tax Law and Parent’s instructions.

(e) Any portion of any aggregate Milestone Payment Amount delivered to the Rights Agent that remains undistributed to a Holder twelve (12) months after the date of the delivery of the applicable Milestone Notice shall be delivered by the Rights Agent to Parent, upon demand, and any Holder shall thereafter look only to Parent (subject to abandoned property, escheat and other similar applicable Law) for payment of such Milestone Payment Amount, without interest, but such Holder shall have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(f) Neither Parent nor the Rights Agent shall be liable to any Person in respect of any Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Parent accepts all liability for any amounts owed to Holders that have been delivered to Parent in accordance with Section 2.4(e). If, despite Parent’s and the Rights Agent’s commercially reasonable efforts to deliver a Milestone Payment Amount to the applicable Holder, such Milestone Payment Amount has not been paid prior to the date on which such Milestone Payment Amount would otherwise escheat to any Governmental Authority, any such Milestone Payment Amount shall, to the extent permitted by applicable Law, immediately prior to such time, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent. The Rights Agent will not be responsible for escheatment of abandoned property except in the case that Parent is unable to provide the Rights Agent with the applicable wire instructions to transfer such property to Parent before the applicable Milestone Payment Amount(s) would escheat to the Governmental Authority. In such case, the Rights Agent will be required to escheat the funds to the Governmental Authority immediately.

(g) All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Parent. With respect to cash deposited by the Parent with the bank or financial institution designated by the Rights Agent (currently Wells Fargo or US Bank), the Rights Agent agrees to cause such bank or financial institution to establish and maintain a segregated non-interest-bearing demand deposit subaccount therefor in the name of the Rights Agent for the benefit of Parent. The Rights Agent will only draw upon cash in such account(s) as required from time to time in order to make payments of the Milestone Payment Amounts and any applicable tax withholding payments in accordance with this Agreement. The Rights Agent shall have no responsibility or liability for any diminution of funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party, in the absence of fraud, bad faith, gross negligence or willful misconduct by or on behalf of the Rights Agent. The Rights Agent may from time to time receive interest in connection with such deposits. The Rights Agent shall not be obligated to pay such interest to Parent, any Holder or any other Person. The Rights Agent is acting as an agent hereunder and is not a debtor of Parent in respect of cash deposited hereunder. For the avoidance of doubt, Parent acknowledges that: (i) the Rights Agent is not a bank or trust company; (ii) the Rights Agent is not acting in any sort of capacity as an “escrow” or similar agent hereunder; and (iii) nothing in this Agreement shall be construed as requiring the Rights Agent to perform any services that would require registration with any governmental authority as a bank or trust company.

(h) The Rights Agent makes no representations or warranties with respect to tax treatment of the CVRs. None of the Rights Agent, its Affiliates or the services provided by the Rights Agent hereunder are intended to provide legal, tax or financial advice.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs shall not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates.

(c) Neither Parent, its Affiliates nor any of their respective directors and officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.

Section 2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written notice of such abandonment to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from any Holder, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article 5 and Section 6.3. The Rights Agent shall update the CVR Register to reflect any abandonment or acquisition of CVRs described in this Section 2.6.

ARTICLE 3

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful or intentional misconduct, fraud, bad faith or gross negligence (in each case as determined by a court of competent jurisdiction). In no event will the Rights Agent be liable for any special, indirect, incidental, punitive or consequential damages arising out of or related to this Agreement (including lost profits, damage to reputation or lost savings), even if foreseeable and even if the Rights Agent has been advised of the possibility of such damages. The provisions of this Article 3 shall survive the termination of this Agreement, the exercise or expiration of the rights of the Rights Agent, and the resignation, replacement or removal of the Rights Agent, and the exercise, termination and expiration of the CVRs.

(b) Each Holder shall be deemed to have irrevocably appointed, authorized and directed the Rights Agent (including any successor in accordance with this Article 3) to act as the Rights Agent and such Holder’s agent, representative, proxy and attorney-in-fact for the purpose of enforcing such Holder’s rights under this Agreement, and exercising, on behalf of all Holders, the rights and powers of the Holders hereunder and thereunder. Without limiting the generality of the foregoing, the Rights Agent shall have full power and authority, and is hereby directed, for and on behalf of the Holders, to take such action, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Rights Agent hereunder in connection with the transactions contemplated hereby or to the extent directed to by the Acting Holders in writing. Parent and its Affiliates shall be entitled to rely solely on the Rights Agent as an authorized representative of the Holders with respect to any such matters concerning the Holders arising hereunder for which the Rights Agent is acting at the written direction of the Acting Holders.

(c) The Rights Agent may in its discretion or upon the written request of the Acting Holders proceed to and shall be entitled and empowered to protect and enforce the rights of the Holders hereunder by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights. The Rights Agent may only proceed to and shall be entitled and empowered to protect and enforce the rights herein for the benefit of and on behalf of all Holders to the extent directed to by the Acting Holders in writing; provided that the Rights Agent shall have the right to decline to follow any such direction if the Rights Agent, being advised by counsel in writing, shall determine that the action or proceeding so directed may not lawfully be taken or if the Rights Agent in good faith shall determine that the action or proceedings so directed would involve the Rights Agent in personal liability or if the Rights Agent in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction. No individual Holder shall be entitled to protect and enforce its rights or the rights of the Holders other than through the Rights Agent under the direction of the Acting Holders, as provided for in this Section 3.1.

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely upon and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, power of attorney, endorsement, direction, consent, order or other paper or document reasonably believed by the Rights Agent to be genuine and to have been signed, executed and, where necessary, verified or acknowledged or presented by the proper party or parties;

(b) the Rights Agent may rely on and shall be held harmless in acting upon written (including electronically transmitted) instructions from Parent or any Holder delivered to the Rights Agent in accordance with the terms of this Agreement;

(c) whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which shall constitute full authorization and protection to the Rights Agent, and the Rights Agent shall, unless such liability has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s bad faith, gross negligence, fraud or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by the Rights Agent under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(d) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any written opinion of such counsel shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by the Rights Agent hereunder in good faith and in reliance thereon and that does not constitute gross negligence or willful or intentional misconduct or fraud;

(e) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(f) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(g) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(h) the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent, assuming the due execution and delivery hereof by Parent); nor shall the Rights Agent be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(i) Parent shall indemnify the Rights Agent and its affiliates, and its and their respective employees, officers, directors, representatives and advisors for, and hold such Persons harmless against, any loss, liability, claim, demand, suit or expense (including, without limitation, the reasonable and documented fees and expenses of outside legal counsel and reasonable and documented out-of-pocket fees and expenses arising directly or indirectly from the Rights Agent enforcing its rights hereunder) arising out of or in connection with the performance of the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of- pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith, fraud or willful or intentional misconduct; provided that Parent shall not be required to indemnify or hold harmless the Rights Agent in connection with any proceeding commenced by the Rights Agent on behalf of itself or any of the Holders against Parent;

(j) Parent shall (i) pay the Rights Agent the fees set forth in a mutually executed document (the “Rights Agent Fees”), (ii) pay the reasonable and documented out-of- pocket fees and expenses paid or incurred by the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof, and (iii) reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (excluding, for the avoidance of doubt, Taxes imposed on or measured by the Rights Agent’s income and any business profits, franchise or similar Taxes imposed on it in lieu of income Taxes), and for all necessary, reasonable and documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(k) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to the Rights Agent;

(l) no Holder shall be obligated to indemnify the Rights Agent for, or hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement or to pay or reimburse the Rights Agent for any fees, costs or expenses incurred by the Rights Agent in connection with this Agreement or the administration of its duties hereunder, and the Rights Agent shall not be entitled to deduct any amount from any Milestone Payment Amount in any circumstance except as provided in Section 2.4(d);

(m) the Rights Agent shall not be required to perform any action if such action would cause the Rights Agent to violate any applicable law, regulation or court order;

(n) the Rights Agent shall not be deemed to have any knowledge of any event of which it was to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice in writing; and

(o) the Rights Agent shall not assume any obligations or relationship of agency or trust with any Holder.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice shall be sent at least sixty (60) days prior to the date so specified but in no event shall such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent shall as soon as is reasonably possible appoint a qualified successor Rights Agent who has been approved in writing by the Acting Holders, which successor shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent shall give or cause to be given notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send or cause to be sent such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

(d) As long as all fees and charges that are due and payable to the Rights Agent for the Right’s Agent’s service performed under this Agreement have been paid, the Rights Agent shall cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent. The Rights Agent shall be entitled to reimbursement by Parent for reasonable and documented out-of-pocket costs and expenses related to such transition services.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE 4

COVENANTS

Section 4.1 List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent (a) in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to the Company Shares), the names and addresses of the Holders of such securities within thirty (30) Business Days after the Effective Time and (b) in the case of Employee Equity Award Holders, the names and addresses of the Holders of such securities set forth in the books and records of the Company at the Effective Time and in accordance with the terms of the Merger Agreement.

Section 4.2 Books and Records. Parent shall, and shall cause its controlled Affiliates to, keep records in sufficient detail to enable the Holders to determine the amounts payable hereunder.

Section 4.3 Additional Covenants.

(a) With respect to each Milestone, from the Effective Time until the earlier of

(i) the date on which such Milestone has been achieved and (ii) the Milestone Outside Date for such Milestone, Parent shall, directly or through any applicable Selling Entity, use Commercially Reasonable Efforts to achieve such Milestone. For the avoidance of doubt, Parent does not guarantee (and the use of any “Commercially Reasonable Efforts” hereunder does not mean nor shall it be deemed or interpreted to mean) that any Milestone will be achieved by a specific date or at all, and a failure to achieve a Milestone may nonetheless be consistent with the use of “Commercially Reasonable Efforts”.

(b) If Parent consummates a Product Transfer to a third party that is not an Affiliate of Parent while either Milestone has not been achieved prior to the applicable Milestone Outside Date, then (i) Parent shall provide notice to the Rights Agent of the consummation of such Product Transfer no more than five (5) Business Days after the consummation thereof, which notice shall specify the date on which such Product Transfer was consummated; (ii) any Milestone that has not yet been achieved shall be deemed to have been attained and shall be paid in accordance with Section 2.4(a) as if such Milestone(s) had been attained prior to the Milestone Outside Date; and (iii) Parent shall pay the Milestone Payment to the Rights Agent on the date of notice of such consummation of such Product Transfer, in accordance with Section 2.4(a) as if such Milestone had been attained prior to the Milestone Outside Date; provided that for purposes of the foregoing clauses (ii) and (iii), (A) if Milestone 1 has not yet been achieved prior to the consummation of such Product Transfer, and the Product Transfer is consummated (1) on or prior to September 30, 2026, the Milestone 1 Milestone Payment shall be $0.625 without interest, (2) between October 1, 2026 and December 31, 2026, the Milestone 1 Milestone Payment shall be $0.375 without interest, (3) between January 1, 2027 and June 30, 2027, the Milestone 1 Milestone Payment shall be $0.25 without interest, and (4) on or after July 1, 2027, the Milestone 1 Payment shall be $0; and (B) if Milestone 2 has not yet been achieved prior to the consummation of such Product Transfer, the Milestone 2 Milestone Payment shall be (1) $0.175 on or prior to December 31, 2026 and (2) $0 on or after January 1, 2027. Upon the payment in full of any such amount, all of the CVRs then outstanding and this Agreement shall thereupon automatically terminate and become null and void without any further action on the part of any party hereto, and the holders thereof and the parties hereto shall have no further rights with respect thereto or hereto.

ARTICLE 5

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection or benefit of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, the Securities Exchange Act of 1934 or any applicable state securities or “blue sky” Laws; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

(v) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Section 3.3 and Section 3.4;

(vi) to evidence the assignment of this Agreement by Parent as provided in Section 6.3; or

(vii) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b) Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 2.6 or Section 6.4.

(c) Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail at Parent’s sole cost and expense) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail at Parent’s sole cost and expense) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that it reasonably determines adversely affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE 6

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to Rights Agent and Parent. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received or otherwise with acknowledgement of receipt) and shall be given:

if to the Rights Agent, to it at:

Broadridge Corporate Issuer Solutions, LLC

51 Mercedes Way

Edgewood, New York 11717

Attention: BCIS IWS

Email: legalnotices@broadridge.com;

BCISCAManagement@broadridge.com

With a copy (which shall not constitute notice) to:

Broadridge Financial Solutions, Inc.

2 Gateway Center

Newark, New Jersey 07102

Attention: General Counsel

Email: legalnotices@broadridge.com;

BCISCAManagement@broadridge.com

if to Parent, to it at:

MannKind Corporation

30930 Russell Ranch Road

Suite 300

Westlake Village, CA 91362

Attention: General Counsel

E-mail: legal@mannkindcorp.com

with a copy (which shall not constitute notice) to:

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121

Attention: Barbara Borden; Rowook Park

E-mail: bborden@cooley.com; rpark@cooley.com

or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto pursuant to this Section 6.1. All such notices, requests and other communications shall be duly delivered and received hereunder: (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that the sender of such email does not receive written notification of delivery failure); or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, the Business Day following the date of transmission (provided that the sender of such email does not receive written notification of delivery failure).

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Parent Successors and Assigns. Parent may assign any or all of its rights, interests and obligations hereunder (a) in its sole discretion and without the consent of any other party to (i) any Affiliate of Parent, but only for so long as it remains an Affiliate of Parent, (ii) any third party in accordance with Section 4.3(b) or (iii) in connection with a Change of Control Transaction or (b) with the prior written consent of the Acting Holders to any other Person (any permitted assignee under clause (a) or (b), an “Assignee”), in each case provided that the Assignee agrees, in an instrument supplemental hereto, executed and delivered to the Rights Agent, to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (a)(i) above in this Section 6.3, Parent (or the other applicable assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent hereunder, including the due and punctual payment of the CVRs and the due and punctual performance and observation of all of the covenants and obligations of this Agreement to be performed or observed by Parent, with such Assignee substituted for Parent under this Agreement. This Agreement shall be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee. The Rights Agent may not assign this Agreement without Parent’s prior written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns permitted pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Notwithstanding anything to the contrary contained herein, except for the rights of the

Rights Agent expressly set forth herein, the Acting Holders shall have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement or otherwise, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders shall be entitled to exercise any rights under any provision of this Agreement or otherwise (provided that the foregoing shall not limit the ability of an individual Holder to seek a payment due from the applicable party pursuant to Section 2.4 solely to the extent that such payment has been finally determined to be due and payable under this Agreement and has not been paid when due). All Holders (including the Acting Holders) must enforce any such legal or equitable rights, remedies or claims under this Agreement against Parent and not against the Rights Agent.

Section 6.5 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(b) The parties hereto agree that any action, litigation or suit seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party hereto or any of its Affiliates or against any party hereto or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereto hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, litigation or suit and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, litigation or suit in any such court or that any such action, litigation or suit brought in any such court has been brought in an inconvenient forum. Process in any such action, litigation or suit may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party hereto agrees that service of process on such party as provided in Section 6.1 shall be deemed effective service of process on such party.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 6.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.7 Counterparts and Signature. This Agreement may be signed manually or by facsimile or other electronic transmission by the parties (including in .pdf, .tiff, .jpg or similar format), in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.8 Termination. This Agreement shall be terminated and be of no force or effect, the parties hereto shall have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments shall be required to be made, upon the earliest to occur of (a) the mailing (or payment by other means) by the Rights Agent to the address of each Holder as reflected in the CVR Register the full amount of all Milestone Payment Amounts required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by Parent and the Acting Holders, and (c) the occurrence of the last Milestone Outside Date prior to the achievement of the Milestones. Notwithstanding anything in this Agreement to the contrary, no termination of this Agreement shall relieve any party hereto of any liability for any breach of this Agreement occurring prior to such termination.

Section 6.9 Entire Agreement. This Agreement (including the schedules hereto) and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. If and to the extent any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, (a) this Agreement shall govern and be controlling with respect to CVR matters only, and (b) the Merger Agreement shall govern and be controlling with respect to all matters unrelated to CVRs.

Section 6.10 Payments on Next Business Day. In the event that a Milestone Payment Date or any other date by which any payment in respect of the CVRs shall be required to be made hereunder shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next Business Day thereafter with the same force and effect as if made on the applicable required date.

Section 6.11 Confidentiality. The Rights Agent agrees that all books, records, information and data pertaining to the business of Parent or its Affiliates, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall not be used by the Rights Agent for any purpose other than carrying out its duties under this Agreement and shall not be voluntarily disclosed by the Rights Agent to any other Person, including any Holder, except as may be required by a valid order of any Governmental Authority of competent jurisdiction or is otherwise required by applicable Law, the rules and regulations of the Securities and Exchange Commission or any stock exchange on which the securities of the Rights Agent are listed, or pursuant to subpoenas from state or federal Governmental Authorities (subject to (x) the Rights Agent notifying, to the extent practicable, Parent of such potential disclosure reasonably in advance of such disclosure,

(y) cooperating with Parent, at Parent’s expense, in any effort to restrict disclosure of such book, records, information or data and (z) the Rights Agent only disclosing such books, records, information or data that is required to be so disclosed by such valid order, such applicable Law, rule or regulation of the Securities and Exchange Commission or any stock exchange on which the securities of the Rights Agent are listed or such subpoena). This Section 6.11 shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

MANNKIND CORPORATION

By:	/s/ David Thomson
Name:	David Thomson
Title:	Executive Vice President, General Counsel and Secretary

BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC solely in its capacity as Rights Agent

By:	/s/ John P. Dunn
Name:	John P. Dunn
Title:	Senior Vice President

[SIGNATURE PAGE TO CONTINGENT VALUE RIGHTS AGREEMENT]